Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Ann Parker
Director of Corporate Communications
LodgeNet Interactive Corporation
(605) 988-1000
communications@lodgenet.com
LODGENET COMMENTS ON RECENT ANALYST REPORT
     SIOUX FALLS, SD, January 19, 2011 — LodgeNet Interactive Corporation (NASDAQ: LNET), the leading provider of media and connectivity solutions to hospitality and healthcare businesses, today issued the following comment regarding a research report dated January 19, 2011 by Craig-Hallum Capital Group:
     Today an analyst reported that one of LodgeNet’s largest hotel customers has implemented a policy regarding adult content, and raised concerns regarding the impact of such a decision on LodgeNet’s Guest Entertainment revenues. The Company was not aware of Craig-Hallum’s report in advance, but believes that the following information should be considered in connection with the report in order to clarify the contents of the report and assure that the information contained therein is not inaccurate or misleading.
•	LodgeNet has always offered hotels options to restrict mature content. The customer in question has an option to restrict adult content, but only beginning in 2013. The customer and LodgeNet have adjusted the economic model in such a way as to assure that the Company is economically indifferent to decisions made by the brand to offer mature content.

•	No existing agreements are affected, and future agreements with this customer are expected to be structured in a manner that also do not have a material adverse impact on the Company’s return on invested capital. Similarly, there is no expected economic impact as a result of this agreement in either 2011 or 2012. There is no change in programming expected at currently installed properties in 2011 or 2012.

•	The Company’s ongoing relationship with the customer in question is good, and LodgeNet is actively engaged with the customer in discussions regarding the upgrade of their existing systems to high-definition and providing new services that would generate incremental revenues.

•	It has been widely disclosed the Company has been diversifying its revenue base, and is less reliant on revenue from mature content than at any point in the past. The Company’s next-generation Envision system integrates in-room technology that connects the Company’s interactive TV system to the “cloud” and permits streaming video and other applications that would generate incremental revenues.

•	The Company stands behind its guidance, and has not adjusted its projections or outlook as a result of the agreement referenced in the report. The information in the report is not expected to have any impact on the Company’s covenant compliance.

•	The report also states that another hotel chain plans to remove 50,000 rooms of video-on-demand over the next six months. The decision of hotels in the economy sector to remove VOD systems and revert to free-to-guest programming only has also been widely reported. The systems in question are nearly all tape-based systems at the end of their useful life, and which generate marginal VOD revenues. The loss of these rooms has been anticipated, and will not have a significant impact on the Company’s revenues or prospects.
Questions regarding the foregoing should be directed to the Company’s investor relations department.
About LodgeNet
LodgeNet Interactive Corporation is the leading provider of media and connectivity solutions designed to meet the unique needs of hospitality, healthcare and other guest-based businesses. LodgeNet Interactive serves approximately 1.8 million hotel rooms worldwide in addition to healthcare facilities throughout the United States. The Company’s services include: Interactive Television Solutions, Broadband Internet Solutions, Content Solutions, Professional Solutions and Advertising Media Solutions. LodgeNet Interactive Corporation owns and operates businesses under the industry leading brands: LodgeNet, LodgeNetRX, and The Hotel Networks. LodgeNet Interactive is listed on NASDAQ and trades under the symbol LNET. For more information, please visit www.lodgenet.com.
Special Note Regarding Forward-Looking Statement
Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments including, without limitation, those related to our fourth quarter 2010 guidance and outlook, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: changes in demand for our products and services; programming availability, timeliness, quality and costs; relationships with customers and property owners, in particular as we reduce capital investment; compliance with credit facility covenants; risks of diversification into new products, services, or markets; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission. For any of the foregoing reasons, our guidance and our actual financial results may not meet our expectations. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. LodgeNet is a registered trademark of LodgeNet Interactive Corporation. All rights reserved. Other names and brands may be claimed as the property of others.
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